EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-56351 and File No. 333-60197) of our report dated March 22, 2005, with respect to the consolidated financial statements of Infodata Systems Inc. and Subsidiaries, included in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ Grant Thornton LLP
Vienna, Virginia
March 22, 2005